Exhibit 99.2

CONSENT OF INDEPENDENT VALUER

We hereby consent to the references to our name and the opinions we have delivered to Hines Global REIT, Inc. and the description of our role in the valuation process of the international properties owned by Hines Global REIT, Inc. and its subsidiaries (collectively, the "Company") in the text under the caption, "Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities- Market Information, " included in Part II, Item 5 of the Annual Report on Form 10-K for the year ended December 31, 2015 of Hines Global REIT, Inc. being included or incorporated by reference in the Registration Statement on Form S-3 (No. 333-195478) of Hines Global REIT, Inc., and the related Prospectus.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Knight Frank, LLP
Knight Frank, LLP
March 28, 2016